Exhibit 99.2

Avago Technologies Limited Announces Departure of CFO Douglas Bettinger

SAN JOSE, Calif., and SINGAPORE – February 26, 2013 – Avago Technologies Limited

(Nasdaq: AVGO), a leading supplier of analog interface components for communications and industrial applications, today announced that after more than four years with Avago, Douglas Bettinger has resigned as Chief Financial Officer to pursue another opportunity. Anthony Maslowski, Avago’s Vice President and Corporate Controller, will serve as interim Chief Financial Officer during a search for Mr. Bettinger’s replacement. Mr. Maslowski joined Avago in 2006 as Vice President of Internal Audit. Prior to joining Avago, Mr. Maslowski served as the Chief Financial Officer for Allegro Manufacturing Pte Ltd and prior to that, he held senior finance management positions at Lam Research Corporation and Hitachi Data Systems Corporation. Mr. Maslowski holds a Bachelor of Business Administration degree from University of Michigan.

“I want to thank Doug for the many contributions he has made to Avago over the last several years, including helping to transition us from a private to a public company. He has been a key part of delivering our financial performance and establishing our relationships with the investing community. We wish him the best in his future endeavors,” said Hock Tan, Avago President and Chief Executive Officer.

Mr. Bettinger’s last day at Avago will be March 8, 2013.

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes thousands of products in three primary target markets: wireless communications, wired infrastructure and industrial & other.

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Contacts:

Avago Technologies Ltd.

Thomas Krause, 408-435-7400

VP Corporate Development

investor.relations@avagotech.com